Exhibit 99.1

Protalix BioTherapeutics Names Shlomo Yanai as Chairman of the Board of Directors

Carmiel, Israel, July 24, 2014 /GlobeNewswire / Protalix BioTherapeutics, Inc. (NYSE MKT: PLX, TASE: PLX), announced today that it has chosen Mr. Shlomo Yanai as Chairman of the Company’s Board of Directors, effective on July 24, 2014. Mr. Zeev Bronfeld, the interim Chairman of the Board, will remain a member of the Board of Directors.

“The Board of Protalix and myself are pleased to have Mr. Yanai join our Board as Chairman,” stated Mr. Bronfeld.  “He brings extensive knowledge and vast experience from his years as CEO at Teva Pharmaceutical Industries and Makhteshim Agan, which will be helpful in further guiding Protalix. We look forward to his leadership as Chairman.”

Mr. Yanai commented, “I am excited to join the Board of Protalix, and to be a part of the company’s revolutionary approach to recombinant therapeutic proteins.  This is an exciting time for the Company, as we will continue together our efforts to progress the promising pipeline coming from ProCellEx® technology as well as building the market for Elelyso. I am enthusiastic about the future of Protalix and glad to be part of it.”

“We are grateful to Mr. Bronfeld for his term as interim Chairman, during which he lead the Board through the commercialization launch process of Elelyso in several countries, and the continued expansion our pipeline. We are looking forward to continued growth of Protalix under Mr. Yanai’s guidance.” stated David Aviezer, Ph.D., the Company’s President and Chief Executive Officer.

Mr. Yanai served as President and Chief Executive Officer of Teva Pharmaceutical Industries Ltd. from 2007 until 2012. Previously, Mr. Yanai was the President and Chief Executive Officer of Makhteshim Agan Industries (now Adama), a leading global agro-chemicals company. Mr. Yanai also served as a member of the Board of Directors of the Bank Leumi Le-Israel, LycoRed Natural Products Industries and I.T.L. Optronics Ltd. Until his retirement from the Israeli Army in 2001 at the rank of Major General, Mr. Yanai was the head of the Strategy Planning Branch of General Headquarters of the Israel Defense Forces. Currently, Mr. Yanai is a member of the Board of Governors of The Technion, the Israel Institute of Technology. Mr. Yanai is also the Chairman of the Board of Directors of Cambrex Corporation, and is on the board of Lumenis Ltd.

About Protalix

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell-based expression system, ProCellEx®. Protalix's unique expression system presents a proprietary method for developing recombinant proteins in a cost-effective, industrial-scale manner. Protalix's first product manufactured by ProCellEx, taliglucerase alfa, was approved for marketing by the U.S. Food and Drug Administration (FDA) in May 2012, by Israel's Ministry of Health in September 2012, by the Brazilian National Health Surveillance Agency (ANVISA) in March 2013, by the Mexican Federal Commission for the Protection against Sanitary Risk (COFEPRIS) in April 2013, by the Australian Therapeutic Goods Administration (TGA) in May 2014 and by the regulatory authorities of other countries. Marketing applications for taliglucerase alfa have been filed in additional territories as well. Protalix has partnered with Pfizer Inc. for the worldwide development and commercialization of taliglucerase alfa, excluding Israel and Brazil, where Protalix retains full rights. Protalix's development pipeline includes the following product candidates: PRX-102, a modified version of the recombinant human alpha-GAL-A protein for the treatment of Fabry disease; PRX-112, an orally-delivered glucocerebrosidase enzyme that is produced and encapsulated within carrot cells, for the treatment of Gaucher disease; pr-antiTNF, a similar plant cell version of etanercept (Enbrel®) for the treatment of certain immune and inflammatory diseases, such as rheumatoid arthritis, Crohn's disease, colitis, psoriasis and other autoimmune and inflammatory disorders; PRX-110 for the treatment of Cystic Fibrosis; and others.

Forward Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms "anticipate," "believe," "estimate," "expect," "plan" and "intend" and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause material differences include, among others: risks related to management transitions; risks related to the commercialization of our drug product; failure or delay in the commencement or completion of our clinical trials which may be caused by several factors, including: unforeseen safety issues; determination of dosing issues; lack of effectiveness during clinical trials; slower than expected rates of patient recruitment; inability to monitor patients adequately during or after treatment; inability or unwillingness of medical investigators and institutional review boards to follow our clinical protocols; and lack of sufficient funding to finance clinical trials; the risk that the results of the clinical trials of our product candidates will not support our claims of safety or efficacy, that our product candidates will not have the desired effects or will be associated with undesirable side effects or other unexpected characteristics; our dependence on performance by third party providers of services and supplies, including without limitation, clinical trial services; delays in our preparation and filing of applications for regulatory approval; delays in the approval or potential rejection of any applications we file with the FDA or other health regulatory authorities, and other risks relating to the review process; the inherent risks and uncertainties in developing drug platforms and products of the type we are developing; the impact of development of competing therapies and/or technologies by other companies and institutions; potential product liability risks, and risks of securing adequate levels of product liability and other necessary insurance coverage; and other factors described in our filings with the U.S. Securities and Exchange Commission. The statements in this release are valid only as of the date hereof and we disclaim any obligation to update this information.

Investor Contact

Tricia Truehart

The Trout Group, LLC

646-378-2953

ttruehart@troutgroup.com

Media Contact

Kari Watson

MacDougall Biomedical Communications

781-235-3060

kwatson@macbiocom.com

Source: Protalix BioTherapeutics, Inc.